UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2010

CRYOPORT, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51578	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California 92630
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

  ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
  ☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
  ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
  ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2010, the Board of Directors of CryoPort, Inc. (the “Company”), pursuant to the Company's bylaws, increased the size of the Board of Directors to four members and then elected John H. Bonde to fill the vacancy created thereby.  Mr. Bonde was also appointed to serve as a member of the Audit Committee.

Mr. Bonde, who is 64 years old, is the Chief Executive Officer of eQsys, Inc., a position he has held since November 2008. From January 2005 through January 2006, Mr. Bonde served as the Division President of CGS Systems. Mr. Bonde has over 35 years experience working in various management positions at a number of successful high tech companies and has been a director of numerous private companies. Mr. Bonde earned his Bachelor of Science in Economics from City University of New York, Queens College in 1969 and a Masters of Science in Business Policy from Columbia University in 1982.

There have been no related party transactions between Company and Mr. Bonde, and there were no arrangements or understandings between Mr. Bonde and any other person pursuant to which he was selected as a director.

Except for the grant to Mr. Bonde of an option to purchase 34,076 shares of the Company’s common stock at an exercise price of $0.57 per share, which option will vest in three quarterly installments commencing on January 31, 2010, Mr. Bonde is not a party to and does not currently participate in any material Company plan, contract, or arrangement, nor has he received any grant or award from the Company in connection with his election to the Board of Directors.  In addition to the foregoing stock option grant, Mr. Bonde will also receive a quarterly cash board fee in the amount of $15,000.

A copy of the press release announcing Mr. Bonde's appointment is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by this reference.

  Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits.

ExhibitNo.	Description

99.1	Press Release dated January 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: January 13, 2010	By:	/s/ Larry G. Stambaugh
Larry G. Stambaugh
Chief Executive Officer and Chairman

Exhibit Index

ExhibitNo.	Description

99.1	Press Release dated January 12, 2010